Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Registration Statement on Amendment No.12 to Form S-1 of Aquarius II Acquisition Corp. of our report dated February 23, 2022, except for Notes 3, 4 and 6, as to which the date is June 10, 2022, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audit of the financial statements of Aquarius II Acquisition Corp. as of December 31, 2021 and for the period from May 5, 2021 (date of inception) through December 31, 2021 included in the Registration Statement. We also consent to the reference to our firm under the heading “Experts” in such Registration Statement.

/s/ Friedman LLP

New York, New York

November 18, 2022